Exhibit 99.1

The Vita Coco Company Reports Fourth Quarter and Full Year 2025 Financial Results

Full Year Net Sales were $610 million, up 18%, driven by strong Vita Coco Coconut Water growth of 26%
Full Year Net Income Increased $15 million to $71 million and Non-GAAP Adjusted EBITDA1 Increased $14 million to $98 million

For Fiscal Year 2026, Expect Net Sales between $680 million and $700 million and Adjusted EBITDA2 between $122 million and $128 million

NEW YORK, NY – February 18, 2026 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the fourth quarter and year-ended December 31, 2025.

Fourth Quarter and Full Year 2025 Highlights Compared to Prior Year Period
•Net sales were $128 million, up $0.5 million in the fourth quarter, resulting in full year net sales of $610 million, an increase of 18%.
•Vita Coco Coconut Water net sales grew 10% in the fourth quarter and 26% for the full year.
•Gross profit was $45 million in the fourth quarter, an increase of $3 million, and $223 million for the full year, an increase of $24 million.
•Gross margin was 35% of net sales in the fourth quarter compared to 32%, and 37% of net sales for the full year compared to 39%.
•Net income was $6 million in the fourth quarter compared to $3 million, and $71 million for the full year compared to $56 million.
•Net income per diluted share was $0.09 in the fourth quarter compared to $0.06, and $1.19 per diluted share for the full year compared to $0.94.
•Non-GAAP Adjusted EBITDA1 was $14 million in the fourth quarter compared to $8 million, and $98 million for the full year, compared to $84 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "The coconut water category continues to be one of the fastest growing beverage categories and Vita Coco Coconut Water retail sales are growing at healthy rates in the United States and our core international markets. I believe this growth is being driven by our investments as the category leader, which is resulting in increased household penetration and new consumption occasions. I believe we are well positioned to continue to drive growth based on category momentum, the strength of the Vita Coco brand and the performance of our supply chain. I am very proud of our team, our very strong full year performance in 2025 and our 2026 expectations."

Martin Roper, the Company’s Chief Executive Officer, said, “Our very healthy full year shipment performance benefited from strong demand for Vita Coco Coconut Water, and great execution from our teams, which produced double digit adjusted EBITDA growth despite significant tariff costs. Looking forward, our guidance is based on continued brand growth in our major markets, and improved private label trends based on expected new and regained business in 2026. Our cost outlook is stable which we expect will enable us to grow adjusted EBITDA in 2026 ahead of our net sales growth rate."

Fourth Quarter 2025 Consolidated Results
Net sales increased $0.5 million, or 0.4%, to $128 million compared to $127 million in the prior year period. The increase in net sales was driven by strong growth in Vita Coco Coconut Water case equivalent ("CE") volumes and pricing, and growth in the Other category driven by the U.S. rollout of Vita Coco Treats, which was largely offset by softness in Private Label.

Gross profit increased to $45 million, from $41 million in the prior year period. The increase was driven by higher pricing and favorable product mix, partially offset by lower overall volume and slightly higher cost of goods. Gross margin was 35% compared to 32% in the prior year period. The increase resulted from higher pricing, lower ocean freight rates, and a benefit from a product loss reserve in the prior year period, partially offset by the impact of tariffs and higher finished goods product costs.

Selling, general and administrative ("SG&A") expenses were $34 million, compared to $37 million in the prior year period. The decrease was largely due to decreased marketing expenses and lower year on year bad debt expense, partially offset by increased people-related expenses.

Net income was $6 million, or $0.09 per diluted share, compared to net income of $3 million, or $0.06 per diluted share, in the prior year period. Net income benefited from higher gross profit, lower year on year SG&A spending and a lower FX expense impact of $2 million, offset by increased income tax expense.

Non-GAAP Adjusted EBITDA1 was $14 million, compared to $8 million in the prior year period primarily due to the increased gross profit and lower SG&A spend.

Full Year 2025 Consolidated Results
Net sales increased $94 million, or 18%, to $610 million, driven by higher Vita Coco coconut water volumes across both the Americas and International segments, including Vita Coco Coconut Water volume growth of 21% and increased Vita Coco Coconut Water pricing, partially offset by a reduction in Private Label sales in certain regions of key retailers.
Gross profit increased by $24 million, or 12%, to $223 million, from $199 million in the prior year, reflecting volume growth, a net pricing improvement in Vita Coco Coconut Water, partially offset by tariffs, higher finished good product costs and domestic transportation costs. Gross margin decreased to 37% for the year ended December 31, 2025 compared to 39% for the prior year, primarily due to increased finished good product costs and the impact of tariffs, partially offset by the benefit of Vita Coco Coconut Water pricing and favorable product mix due to lower Private Label volumes.

SG&A expenses increased by $15 million, or 12%, to $140 million, from $125 million in the prior year. The increase was primarily driven by higher personnel-related expenses, increased marketing spend, additional charitable contributions, and overlapping rent expense for the New York office transition. These increases were partially offset by a reduction in sales-related expenses.
Net income was $71 million, or $1.19 per diluted share, compared to $56 million, or $0.94 per diluted share in the prior year. The increase was primarily driven by the increase in gross profit and a gain on fair value adjustments to foreign currency exchange derivatives compared to a loss in the prior year, partially offset by increased SG&A spend and income tax expenses.
Adjusted EBITDA1 was $98 million, compared to $84 million in the prior year. The increase in Adjusted EBITDA1 was primarily driven by strong gross profit improvement.
Balance Sheet

As of December 31, 2025, the Company's financial position remained strong with no debt and cash and cash equivalents of $197 million, up from $165 million at the start of the year. Our inventory levels remained healthy at $111 million, up from $84 million as of prior year end. Accounts receivable increased to $82 million from $63 million as of prior year end, primarily due to collection timing differences and an increase in trade promotions in 2025.

On October 30, 2023, the Company's Board of Directors (the "Board") approved a share repurchase program (the "Repurchase Program") authorizing the Company to repurchase up to $40 million of the Company's common stock. On April 28, 2025, the Board approved an additional $25 million for the Repurchase Program, increasing the authorized limit to $65 million. During the twelve months ended December 31, 2025, the Company repurchased shares of its common stock for a total of $11.3 million. As of December 31, 2025, the Company had approximately $40.9 million remaining on the authorized limit of the Repurchase Program. There were no repurchases in 2026 year to date.

Fiscal Year 2026 Full Year Outlook
The Company is providing the following full year 2026 guidance:
•Net sales expected to be between $680 million and $700 million, with growth driven by projected Vita Coco Coconut Water growth of low teens and improvements in Private Label trends due to new and regained business.
•Gross margin expected to be approximately 38% with benefit from lower cost of goods due to a reduction in tariffs and higher pricing partially offset by adverse product mix and increased branded promotion and incentives.
•SG&A expenses expected to increase mid to high single digits versus 2025.
•Adjusted EBITDA1 expected to be in the range of $122 million to $128 million.
Uncertainty and instability of the current operating environment, geopolitical landscape, and global economies, including changes in tariff rates, associated potential competitive pricing actions and our own price elasticity, could affect this outlook and our future results.

Footnotes
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.
(2)GAAP Net income 2026 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details

To participate in the live earnings call and question and answer session, please register at https://register-conf.media-server.com/register/BI2dc68e37c9d248dc8a813d3d0872c2b0 and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, tariffs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$196,873	$164,669
Accounts receivable, net of allowance of $2,660 at December 31, 2025, and $2,255 at December 31, 2024	81,514	63,450
Inventory	111,468	83,600
Supplier advances, current	693	954
Derivative assets	732	1,382
Prepaid expenses and other current assets	30,160	27,236
Total current assets	421,440	341,291
Property and equipment, net	9,298	2,351
Goodwill	7,791	7,791
Supplier advances, long-term	1,860	2,254
Deferred tax assets, net	6,463	6,100
Right-of-use assets, net	11,592	385
Other assets	2,714	2,209
Total assets	$461,158	$362,381
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,464	$30,758
Accrued expenses and other current liabilities	89,458	65,603
Notes payable, current	3	10
Derivative liabilities	1,507	6,895
Total current liabilities	116,432	103,266
Notes payable, long-term	—	3
Operating lease liability, long-term	13,087	—
Other long-term liabilities	97	295
Total liabilities	$129,616	$103,564
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 64,186,549 and 63,702,387 shares issued at December 31, 2025 and December 31, 2024, respectively; 57,082,173 and 56,961,941 Shares Outstanding at December 31, 2025 and December 31, 2024, respectively.	642	637
Additional paid-in capital	185,400	174,077
Retained earnings	228,014	156,694
Accumulated other comprehensive gain (loss)	486	(860)
Treasury stock, 7,104,376 shares at cost as of December 31, 2025, and 6,740,446 as of December 31, 2024.	(83,000)	(71,731)
Total stockholders’ equity	331,542	258,817
Total liabilities and stockholders’ equity	$461,158	$362,381

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net sales	$127,787	$127,293	$609,780	$516,013
Cost of goods sold	83,210	85,986	387,185	317,230
Gross profit	44,577	41,307	222,595	198,783
Operating expenses
Selling, general and administrative	34,383	37,022	140,063	124,963
Income from operations	10,194	4,285	82,532	73,820
Other income (expense)
Unrealized gain/(loss) on derivative instruments	(1,538)	(2,280)	4,737	(8,176)
Foreign currency loss	(688)	(2,043)	(1,037)	(1,571)
Interest income, net	1,754	1,689	6,548	6,715
Other income	36	—	191	—
Total other income (expense)	(436)	(2,634)	10,439	(3,032)
Income before income taxes	9,758	1,651	92,971	70,788
Income tax expense	4,231	(1,719)	21,651	14,836
Net income	$5,527	$3,370	$71,320	$55,952
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.10	$0.06	$1.25	$0.99
Diluted	$0.09	$0.06	$1.19	$0.94
Weighted-average number of common shares outstanding
Basic	57,015,243	56,851,503	56,913,810	56,729,370
Diluted	60,373,448	59,847,819	59,967,691	59,286,562

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Twelve Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$71,320	$55,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,072	745
Amortization of debt issuance cost	16	—
Loss on disposal of equipment	1	13
Provision for credit losses	2,023	1,603
Unrealized (gain)/loss on derivative instruments	(4,737)	8,176
Stock-based compensation	10,843	8,922
Impairment loss on Runa assets	185	—
Noncash lease expense	1,356	1,021
Deferred tax expense	(366)	644
Changes in operating assets and liabilities:
Accounts receivable	(18,568)	(14,171)
Inventory	(27,324)	(32,984)
Prepaid expenses, net supplier advances, and other assets	130	(2,691)
Accounts payable, accrued expenses, and other liabilities	11,223	15,669
Net cash provided by operating activities	47,174	42,899

Cash flows from investing activities:
Cash paid for property and equipment	(8,149)	(974)
Equity method investment in joint venture	(104)	—
Net cash used in investing activities	(8,253)	(974)

Cash flows from financing activities:
Proceeds from exercise of stock awards	3,745	3,747
Cash paid on notes payable	(10)	(13)
Cash paid to acquire treasury stock	(11,269)	(12,030)
Net cash used in financing activities	(7,534)	(8,296)
Effects of exchange rate changes on cash and cash equivalents	834	(563)
Net increase in cash and cash equivalents	32,221	33,066
Cash, cash equivalents and restricted cash at beginning of the period (1)	165,933	132,867
Cash, cash equivalents and restricted cash at end of the period (1)	$198,154	165,933

1 Includes $1,281 and $1,264 of restricted cash as of December 31, 2025 and 2024, respectively, reported in other current assets on the condensed consolidated balance sheet.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Net income	5,527	3,370	$71,320	$55,952
Depreciation and amortization	436	205	1,072	745
Interest income, net	(1,754)	(1,689)	(6,548)	(6,715)
Income tax expense	4,231	(1,719)	21,651	14,836
EBITDA	$8,440	$167	$87,495	$64,818
Stock-based compensation (a)	2,720	2,273	10,843	8,922
Unrealized (gain)/loss on derivative instruments (b)	1,538	2,280	(4,737)	8,176
Foreign currency (gain)/loss (b)	688	2,043	1,037	1,571
Secondary Offering Costs (c)	—	—	—	(324)
Other adjustments (d)	717	964	3,603	964
Adjusted EBITDA	$14,103	$7,727	$98,241	$84,127
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects an expense waiver of certain costs associated with a secondary offering in which Verlinvest Beverages SA sold shares of the Company. The shares were sold in a block trade that was executed on November 9, 2023. The Company did not receive any proceeds from the sale of the shares.
(d)For the year ended December 31, 2025, the amount reflects $2.4 million related to a one-time 2023 incentive program that is measured based on full-year 2025 performance relative to 2022 structured differently from our other ongoing employee incentive programs, $1.2 million of overlapping rent expense related to our New York City office, $0.2 million of impairment loss related to Runa, and a gain of $0.2 million from a sale of intellectual property. For the year ended December 31, 2024, the amount reflects the write-off of prepayments made to a supplier for inventory orders. In November 2024, we learned that the supplier failed to produce the orders placed and paused operations. Further, the supplier did not provide a refund for such orders.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2025	2024	2025	2024
Americas segment
Vita Coco Coconut Water	$85,313	$81,259	$424,319	$343,288
Private Label	12,489	26,003	62,731	89,900
Other	4,686	2,243	21,723	9,155
Subtotal	$102,488	$109,505	$508,773	$442,343
International segment
Vita Coco Coconut Water	$16,945	$11,818	$71,943	$50,318
Private Label	6,833	4,556	25,951	19,324
Other	1,521	1,414	3,113	4,028
Subtotal	$25,299	$17,788	$101,007	$73,670
Total net sales	$127,787	$127,293	$609,780	$516,013

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2025	2024	2025	2024
Cost of goods sold
Americas segment	$66,402	$72,592	$321,464	$268,787
International segment	16,808	13,394	65,721	48,443
Total cost of goods sold	$83,210	$85,986	$387,185	$317,230
Gross profit
Americas segment	$36,085	$36,914	$187,309	$173,556
International segment	8,492	4,393	35,286	25,227
Total gross profit	$44,577	$41,307	$222,595	$198,783
Gross margin
Americas segment	35.2%	33.7%	36.8%	39.2%
International segment	33.6%	24.7%	34.9%	34.2%
Consolidated	34.9%	32.4%	36.5%	38.5%

	VOLUME (CE)
	Percentage Change - Three Months Ended December 31, 2025 vs. 2024
	Americas segment	International segment	Total
Vita Coco Coconut Water	0.4%	37.3%	6.1%
Private Label	(49.6)%	35.0%	(34.7)%
Other	100.0%	110.8%	101.9%
Subtotal	(11.8)%	38.3%	(3.7)%

	Percentage Change - Twelve Months Ended December 31, 2025 vs. 2024
	Americas segment	International segment	Total
Vita Coco Coconut Water	19.2%	32.2%	21.3%
Private Label	(26.4)%	36.5%	(13.7)%
Other	178.2%	45.0%	162.6%
Subtotal	11.2%	33.7%	15.0%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil. We may have immaterial sales of raw materials at times that are treated as zero CEs for the purposes of these calculations.